Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER 2008

AND PLANNED SHARE REPURCHASE PROGRAM

HOUSTON May 9, 2008 — Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $25.4 million, or $0.62 per diluted share for the three months ended March 31, 2008, versus net income of $24.1 million, or $0.59 per diluted share for the first quarter of 2007. Total revenues increased approximately 12.5% to $132.4 million for the quarter ended March 31, 2008 from $117.7 million for the same period in 2007 as the Company continued to experience strong worldwide demand for its products and services. Operating income increased to $34.7 million in the first quarter of 2008 from $32.7 million in the first quarter of 2007.

In addition, the Company announced that its backlog at March 31, 2008 was approximately $438 million, compared to its March 31, 2007 backlog of approximately $345 million. The Company expects its earnings per share for the quarter ending June 30, 2008 to approximate $0.60 to $0.70 per share, excluding any unusual or special charges.

The Company also announced that its Board of Directors has authorized a share repurchase program under which the Company can repurchase up to $100 million of its common stock. The repurchase program has no set expiration date. Repurchases under the program will be made through open market purchases, privately negotiated transactions or plans, instructions or contracts established under Rule 10b5-1 under the Securities Exchange Act of 1934. The manner, timing and amount of any purchase will be determined by management based on an evaluation of market conditions, stock price and other factors. The program does not obligate the Company to acquire any particular amount of common stock, and may be modified or suspended at any time at the Company’s discretion. Any repurchased shares are expected to be cancelled.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment, which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2007	2008
Revenues	$117,682	$132,413
Cost and expenses:
Cost of sales	67,750	77,819
Selling, general and administrative	12,018	13,618
Engineering and product development	5,206	6,264

	84,974	97,701

Operating income	32,708	34,712

Interest income	1,765	1,704
Interest expense	(97)	(58)

Income before income taxes	34,376	36,358
Income tax provision	10,325	10,967

Net income	$24,051	$25,391

Diluted earnings per share	$0.59	$0.62

Weighted average shares – diluted	40,933	41,188

Depreciation and amortization	$3,877	$4,076

Capital expenditures	$4,550	$14,034